Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Mobiquity Technologies, Inc.

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated March 31, 2023, relating to the consolidated financial statements of Mobiquity Technologies, Inc. for the year ended December 31, 2022 and all references to the firm included in this Registration Statement. Our report includes an explanatory paragraph about the existence of the substantial doubt concerning the Company’s ability to continue as a going concern.

D. Brooks and Associates CPAs, P.A.

Palm Beach Gardens, FL

June 23, 2023